Exhibit 10.14
LOAN MODIFICATION AGREEMENT
This Loan Modification Agreement is entered into as of June 21, 2005, by and between A Smart Move L.L.C. (the “Borrower”) and Silicon Valley Bank (“Bank”).
1. DESCRIPTION OF EXISTING OBLIGATIONS: Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated April 26, 2005 (as may be amended, restated, or otherwise modified from time to time, the “Loan Agreement”). The Loan Agreement provides for, among other things, a Committed Equipment Line in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000). Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.
Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”
2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement.
Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.
3. DESCRIPTION OF CHANGE IN TERMS.
A.	Modification(s) to Loan Agreement.
1.	Paragraph “(a)” of Section 6.2 entitled “Financial Statements, Reports, Certificates” is hereby amended to read as follows:
Borrower will deliver to Bank: (i) as soon as available, but no later than 30 days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than 120 days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank (provided, however, Borrower shall deliver to Bank as soon as available but not later than 45 days after the last day of fiscal year ending December 31, 2005, compiled consolidated financial statements prepared under GAAP, consistently applied); (iii) within 5 days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; (v) budgets, sales projections, operating plans or other financial information Bank reasonably requests; and (vi) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in any intellectual property security agreement between Borrower and Bank or knowledge of an event that materially adversely affects the value of the Intellectual Property

2.	Sub-section “(ii)” under Section 6.7 entitled “Financial Covenants” is hereby amended to read as follows:
(ii) Profitability/Maximum EBITDA Loss. A minimum net profit (and maximum net loss) calculated as EBITDA measured monthly on a rolling 3-month basis, as follows: ($450,000) for the ending June 30, 2005; ($300,000) for the months ending July 31, 2005 and August 31, 2005; $0.00 beginning with the month ending September 30, 2005; and $250,000 for the month ending December 31, 2005 and each month ending thereafter.
B.	Waiver of Financial Covenant Default(s)
1.	Bank hereby waives Borrower’s existing default under the Loan Agreement by virtue of Borrower’s failure to comply with the Profitability/Maximum EBITDA Loss covenant for the month ended April 30, 2005 and the month ended May 31, 2005 (anticipated). Bank’s waiver of Borrower’s compliance of this covenant shall apply only to the foregoing periods. Accordingly, for the month ending June 30, 2005, Borrower shall be in compliance with this covenant, as amended herein.
Bank’s agreement to waive the above-described default (1) in no way shall be deemed an agreement by the Bank to waive Borrower’s compliance with the above-described covenant as of all other dates and (2) shall not limit or impair the Bank’s right to demand strict performance of this covenant as of all other dates and (3) shall not limit or impair the Bank’s right to demand strict performance of all other covenants as of any date.
4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.
5. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.
6. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.
     This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

A SMART MOVE L.L.C.		SILICON VALLEY BANK

By:	/s/ Chris Sapyta	By:	/s/ Kevin Grossman

Name:	Chris Sapyta	Name:	Kevin Grossman

Title:	Manager	Title:	Senior Vice President

SILICON VALLEY BANK
PRO FORMA INVOICE FOR LOAN CHARGES

BORROWER:	A Smart Move L.L.C.

LOAN OFFICER:	Kevin Grossman

DATE:	June 21, 2005

	Documentation Fee	$250.00

	TOTAL FEE DUE	$250.00

Please indicate the method of payment:
{ } A check for the total amount is attached.
{ } Debit DDA #                                          for the total amount.
{ } Loan proceeds

Borrower	(Date)

Silicon Valley Bank	(Date)
Account Officer’s Signature